      This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase, dated March 5, 2001, and the related Letter of Transmittal (and any amendments or supplements thereto) and is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance of Shares would not be in compliance with the laws of such jurisdiction. In any jurisdiction in which the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser (as defined below) by Bear, Stearns & Co. Inc., the Dealer Manager for the Offer, or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

  NOTICE OF OFFER TO PURCHASE FOR CASH ALL OF THE OUTSTANDING SHARES OF COMMON
                       STOCK OF CLINTRIALS RESEARCH INC.
                                       AT
                              $6.00 NET PER SHARE
                                       BY
                            INDIGO ACQUISITION CORP.
                          A WHOLLY OWNED SUBSIDIARY OF
                        INVERESK RESEARCH (CANADA) INC.
                          A WHOLLY OWNED SUBSIDIARY OF
                        INVERESK RESEARCH GROUP LIMITED

      Indigo Acquisition Corp., a Delaware corporation ("Purchaser"), which is a wholly owned subsidiary of Inveresk Research (Canada) Inc., a corporation organized under the laws of Canada ("Inveresk Canada"), which, in turn, is a wholly owned subsidiary of Inveresk Research Group Limited, a company organized under the laws of Scotland ("Parent"), is offering to purchase all of the outstanding shares of common stock, par value $0.01 per share (the "Shares"), of ClinTrials Research Inc., a Delaware corporation (the "Company"), at $6.00 per Share, net to the seller in cash (less any required withholding taxes), without interest, on the terms and subject to the conditions set forth in the Offer to Purchase, dated March 5, 2001, and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). Tendering stockholders who have Shares registered in their names and who tender directly to SunTrust Bank (the "Depositary") will not be obligated to pay brokerage fees or commissions or, except as set forth in the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker or bank or other nominee should consult such institution as to whether it charges any service fees. The purpose of the Offer is for Parent, indirectly through Purchaser, to acquire a majority voting interest in the Company as the first step in a business combination. Following the consummation of the Offer, Purchaser intends to effect the Merger (as defined below).

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, APRIL 2, 2001, UNLESS THE OFFER IS EXTENDED.

      The Offer is conditioned upon, among other things, (a) a number of Shares being validly tendered and not withdrawn on the applicable expiration date (as defined below) that, together with any Shares owned by Parent or any of its affiliates (including Purchaser) represents at least a majority of the total number of all outstanding Shares plus all Shares issuable upon exercise of options and other similar rights to purchase Shares (the "Minimum Condition") and (b) the receipt of approvals required by or the expiration or termination of the applicable waiting periods under United States and European Antitrust and Competition Laws. The Offer is also subject to the satisfaction or waiver of certain other conditions. See Sections 1 and 13 of the Offer to Purchase.

      The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of February 22, 2001 (the "Merger Agreement"), by and among Parent, Purchaser and the Company which provides that, among other things, Purchaser will make the Offer and that as soon as practicable after completion of the Offer, receipt of any required approval by the Company's stockholders of the Merger Agreement and the satisfaction or waiver of the other conditions set forth in the Merger Agreement, Purchaser will be merged with and into the Company in accordance with the relevant provisions of the General Corporation Law of the State of Delaware (the "DGCL"), with the Company continuing as the surviving corporation (the "Merger"). At the effective time of the Merger (the "Effective Time"), each then outstanding Share not owned by Parent or any of its affiliates or held in treasury by the Company or any subsidiary of the Company, all of which will be canceled and retired and will cease to exist (other than Shares held by stockholders of the Company who properly exercise dissenters' rights under the applicable provisions of the DGCL), will be converted into the right to receive the price per Share paid pursuant to the Offer, without interest, as set forth in the Merger Agreement and described in the Offer to Purchase (the "Merger Consideration"). Simultaneously with entering into the Merger Agreement, Purchaser and Parent entered into a Stockholders Agreement (the "Stockholders Agreement") with certain stockholders of the Company pursuant to which, among other things, such stockholders have agreed to tender their Shares pursuant to the Offer. The stockholders that are parties to the Stockholders Agreement collectively own approximately 21% of all outstanding Shares as of February 22, 2001. The Merger Agreement and the Stockholders Agreement are more fully described in the Offer to Purchase.

      The Board of Directors of the Company, at a meeting held on February 22, 2001, by unanimous vote, determined that the terms of the Offer and the Merger are fair to and in the best interests of the Company and the Company's stockholders, approved the Merger and the other transactions contemplated by the Merger Agreement and approved the Merger Agreement. The Board of Directors unanimously recommends that the Company's stockholders accept the Offer, tender their Shares in the Offer and, if required under DGCL or the Company's Certificate of Incorporation or Bylaws, vote to adopt the Merger Agreement.

      For purposes of the Offer, Purchaser will be deemed to have accepted for payment pursuant to the Offer, and thereby purchased, Shares properly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares. On the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price for those Shares with the Depositary, which will act as agent for the tendering stockholders for the purpose of receiving payment from Purchaser and transmitting such payment to tendering stockholders. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for those Shares or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase), pursuant to the procedure set forth in Section 2 of the Offer to Purchase, (ii) the Letter of Transmittal or a manually signed facsimile of the Letter of Transmittal, properly completed and duly executed with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase), and (iii) any other documents required by the Letter of Transmittal. Under no circumstances will Purchaser pay interest on the purchase price of Shares regardless of any extension of the Offer or of any delay in paying for Shares.

      Subject to the applicable rules and regulations of the Securities and Exchange Commission and to applicable law, Purchaser may (i) extend and re-extend the Offer on one or more occasions for such period as may be determined by Purchaser in its sole discretion (each such extension period not to exceed 20 business days at a time), if at the then scheduled Expiration Date (as defined below) any of the conditions to Purchaser's obligations to accept for payment and pay for Shares are not satisfied or waived, (ii) extend and re-extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission or the staff thereof applicable to the Offer and (iii) extend and re-extend the Offer on one or more occasions for an aggregate period of not more than 15 business days if the Minimum Condition has been satisfied but less than 90% of the total number of all outstanding Shares plus all Shares issuable upon exercise of options and other similar rights to purchase Shares has been validly tendered and not properly withdrawn as of the Expiration Date; provided, however, that if Purchaser elects to extend the Offer for this reason, then all remaining conditions to the Offer will be deemed to be irrevocably waived, except for the Minimum Condition and except insofar as the conditions relate to or are based upon (x) the illegality of the consummation of the Offer or the Merger; (y) breach by the Company of any covenant contained in the Merger Agreement; or (z) failure of any representation or warranty made by the Company in the Merger Agreement to be true and correct as of the date of the Merger Agreement. Any such extension will be followed by a public announcement thereof no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. The term "Expiration Date" means 12:00 Midnight, New York City time, on April 2, 2001, unless Purchaser, in accordance with the terms of the Merger Agreement, extends the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, will expire.

      Subject to the terms of the Merger Agreement and the applicable rules and regulations of the Securities and Exchange Commission, Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the offering period by giving oral or written notice of such extension to the Depositary. During any such extension of the offering period, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw that stockholder's Shares. Subject to the applicable rules and regulations of the Securities and Exchange Commission and the terms of the Merger Agreement, Purchaser also expressly reserves the right, in its sole discretion, at any time or from time to time, to
(i) delay acceptance for payment of or payment for, any tendered Shares not theretofore accepted for payment or paid for, (ii) amend the Offer upon the failure of any of the conditions specified in the Merger Agreement and (iii) waive any condition (other than the Minimum Condition) and to modify or change any other term or condition of the Offer, by giving oral or written notice of such delay, amendment, waiver, modification or change to the Depositary. Unless previously approved by the Company, no term or condition of the Offer may be modified or changed which decreases the price per Share payable in the Offer, changes the form of consideration payable in the Offer (other than by adding consideration), changes the Minimum Condition, limits the number of Shares sought in the Offer, changes the material conditions to the Offer in a manner adverse to the holders of the Shares or imposes additional material conditions to the Offer. On the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), promptly after expiration of the Offer, Purchaser will accept for payment and will pay for, all Shares validly tendered during the offering period and not withdrawn pursuant to the Offer that Purchaser is permitted to accept and pay for under applicable law. Purchaser confirms that its reservation of the right to delay payment for Shares which it has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of a tender offer.

      Except as otherwise provided below and in Section 4 of the Offer to Purchase, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment pursuant to the Offer, also may be withdrawn at any time after May 4, 2001. For a withdrawal of Shares tendered pursuant to the Offer to be effective, a written facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name in which the certificates representing such Shares are registered if different from that of the person who tendered the Shares. If certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial number shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered for the account of an Eligible Institution (as defined in the Offer to Purchase), the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility's procedures. Withdrawals of tendered Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. Withdrawn Shares, however, may be re-tendered by following one of the procedures described in Section 3 of the Offer to Purchase at any time prior to the Expiration Date or prior to the expiration of any subsequent offering period. Under the Merger Agreement and pursuant to Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), Purchaser may, subject to certain conditions, elect to provide a subsequent offering period following the Expiration Date. If on the Expiration Date, the number of Shares that have been properly tendered and not withdrawn represents more than 50% but less than 90% of the outstanding Shares (calculated on a fully diluted basis), Purchaser intends to elect to provide a subsequent offering period. Under the Exchange Act, no withdrawal rights apply to Shares tendered during a subsequent offering period and no withdrawal rights apply during the subsequent offering period with respect to Shares tendered in the Offer and accepted for payment. See Section 1 of the Offer to Purchase. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, which determination will be final and binding. None of Parent, Purchaser, Inveresk Canada, the Dealer Manager, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. The Company has provided Purchaser with the Company's list of stockholders and security position listing for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed by Purchaser to record holders of Shares and will be furnished by Purchaser to record holders of Shares and will be mailed to brokers, dealers, banks, trust companies, and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

      Purchaser will announce the decision to provide a subsequent offering period and the approximate number and percentage of Shares deposited as of the expiration of the offering period no later than 9:00 a.m., New York City time, on the next business day following the expiration of the offering period. Purchaser will immediately accept for payment and promptly pay for all Shares as they are tendered in any subsequent offering period. All conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of the extension or amendment) must be satisfied or waived prior to the commencement of any subsequent offering period.

      The receipt of cash in exchange for Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or other tax laws. Stockholders should consult with their own tax advisors as to the specific tax consequences of the Offer and the Merger to them, including the applicability and effect of federal, state, local, foreign or other tax laws and of changes in such tax laws. For a more complete description of certain U.S. federal income tax consequences of the Offer and the Merger, see Section 5 of the Offer to Purchase.

      The information required to be disclosed by Paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

      The Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

      Questions and requests for assistance and copies of the Offer to Purchase, the Letter of Transmittal and all other tender offer materials may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below, and will be furnished promptly at Purchaser's expense. Parent or Purchaser will pay all charges and expenses of the Dealer Manager, the Depositary and Morrow & Co., Inc., which is acting as the information agent for the Offer (the "Information Agent"), incurred in connection with the Offer. Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Dealer Manager and the Information Agent) for soliciting tenders of Shares pursuant to the Offer.

                    The Information Agent for the Offer is:

                               MORROW & CO., INC.
                           445 Park Avenue, 5th Floor
                            New York, New York 10022
                          Call Collect (212) 754-8000
                 Banks and Brokerage Firms Call: (800) 654-2468
                    Stockholders Please Call: (800) 607-0088
                      E-Mail: clintrials.info@morrowco.com
                      The Dealer Manager for the Offer is:
                            BEAR, STEARNS & CO. INC.
                                245 Park Avenue
                            New York, New York 10167
                           (888) 261-1668 (Toll Free)

March 5, 2001